NATIONWIDE LIFE INSURANCE COMPANY

ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215-2220

WAIVER OF MONTHLY DEDUCTIONS RIDER

PLEASE READ THIS RIDER CAREFULLY

The Incontestability period of this Rider begins on the Rider Effective Date and will be different from that of the Policy if this Rider is elected after the Policy Date.

General Information Regarding this Rider

This Waiver of Monthly Deductions Rider (“Rider”) is made part of the Policy to which it is attached on the Rider Effective Date.

To the extent any provisions contained in this Rider are contrary to or inconsistent with those of the Policy to which it is attached the provisions of this Rider will control the Policy accordingly. Terms not defined in this Rider shall have the meanings given to them in the base Policy.

This Rider provides for a waiver of monthly deductions for the Policy if the Insured becomes Disabled. This Rider has no cash value and no loan value. This Rider does not modify the Specified Amount, Cash Value, or loan values of the Policy.

Defined Terms used in this Rider

The following definitions apply to coverage under this Rider.

Disability (Disabled) - The following will constitute a total Disability of the Insured for purposes of this Rider:

As a result of bodily injury or disease the Insured is prevented from:

1.	performing for pay or profit the material duties of his or her regular occupation during the first 24 months after the injury or disease first manifests itself; or

2.

thereafter, performing for pay or profit the duties of any occupation for which he or she becomes qualified by reason of training, education, or experience, following the first 24 months of any one continuous period of Disability;

The total and permanent loss by the Insured of any of the following will also be considered a total Disability:

1.	complete loss of sight in both eyes;
2.	both hands are completely severed above the wrist (complete loss of four fingers on the same hand will be considered the same as complete severance of that hand above the wrist);

3.	both feet are completely severed above the ankle; or

4.

one hand is severed above the wrist (complete loss of four fingers on the same hand will be considered the same as complete severance of that hand above the wrist) and one foot is severed above the ankle.

Rider Effective Date - The date coverage under this Rider commences. The Rider Effective Date will be the Policy Date unless this Rider is elected after the Policy is issued. If added by post-issue election, the Rider Effective Date will be stated in reissued Policy Data Pages as the Start Date.

Misstatement of Age or Sex

If the age or sex of the Insured has been misstated, the charges and benefits payable will be adjusted to reflect the difference based on the Insured’s correct age and sex.

Incontestability

After this Rider has been in force during the life of the Insured for two years from the Rider Effective Date or a reinstatement date, we will not contest it for any reason except as to a Disability that begins before the end of such two year period.

Rider Cost

The monthly cost for this Rider is equal to the product of (1) times (2) times (3), where:

1.	is the total monthly deduction for the Policy, including costs for additional Riders, if applicable, and excluding the cost for this Rider;

2.	is the rate class multiple for this Rider shown on the Policy Data Pages;

3.	is the factor based on the Insured’s Attained Age which is shown in the attached table.

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The monthly cost for this Rider will be included in the monthly deduction from the Policy Cash Value as long as this Rider is in force.

Reinstatement

In the event of a lapse, this Rider may be reinstated along with, and according to the terms of, the Policy to which it is attached, so long as this Rider has not terminated, see Termination section.

Risks Not Assumed

Monthly deductions will not be waived under this Rider if the Disability:

1.	resulted from war or an act of war, or service in the military, naval or air forces of any country at war;

2.	directly resulted from injuries willfully and intentionally self-inflicted;

3.

commenced within five years from the date of issue of the Policy as a result of an act of war or any act incident thereto, whether such war be declared or undeclared; provided such act takes place while the Insured is outside the borders of the continental United States of America.

Notice of Claim and Proof of Disability

Written notice of a claim and satisfactory proof of the Insured’s Disability must be given to us at our Home Office listed on the face page of the Policy before we waive any monthly deduction. We may require the Insured to be examined by a doctor, at our expense if a particular doctor is required by us, as part of any proof of Disability. Such notice and proof must be given to us while the Insured is alive and Disabled.

While benefits are being received under this Rider, we may again require satisfactory proof, at reasonable intervals, that the Insured is still Disabled. After the Insured has been Disabled for two years, we will not require such proof more than once a year.

If monthly deductions are being waived under this Rider and the Insured fails to provide the required proof of Disability, we will not consider the Insured Disabled and no further monthly deductions will be waived.

Failure to furnish notice and proof of Disability within the time required shall not invalidate or reduce any claim if it was not reasonably possible to give proof within such time, provided such proof is furnished as soon as reasonably possible and in no event, except in the absence of legal capacity, later than one year from the time proof is otherwise required.

Six-Month Waiting Period

We will not begin to waive monthly deductions until a Disability has continued for at least six months. No monthly deductions will be waived for any period prior to the end of such six month period.

Policy Changes and Additional Contributions

While monthly deductions are being waived, we will not allow:

1.	changes in the Specified Amount;

2.	changes in the base Policy death benefit option;

3.	changes in the Maturity Date; or 4. the addition or modification of riders.

Additional contributions to the Policy Cash Value will be allowed, if permitted by law.

Benefits Provided by this Rider

If the Insured has a condition that meets the definition of Disability, the condition is not excluded by the Risks Not Assumed section, and the Six-Month Waiting Period section is satisfied while this Rider is in force, we will provide one of the following benefits:

1.	if the Disability occurs prior to the Policy Anniversary on which the Insured reaches Attained Age 60, we will waive each monthly deduction due after such Disability begins and while it continues;

2.

if the Disability occurs on or after the Policy Anniversary on which the Insured reaches Attained Age 60, but before Attained Age 63, we will waive all monthly deductions due after Disability begins and while it continues, but only until the Policy Anniversary on which the Insured reaches Attained Age 65; or

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3.

if the Disability occurs on or after the Policy Anniversary on which the Insured reaches Attained Age 63, but before Attained Age 65, monthly deductions will be waived during the Disability for a 2 year period starting on the date of Disability.

If Disability begins during a grace period, we will waive monthly deductions only if sufficient Premium is paid to cover the monthly deductions through the Policy month in which Disability began.

Termination

You may terminate this Rider by written request to us. Termination by written request will be effective the Policy Monthaversary on or next following receipt at our Home

Office stated on the Policy cover page. In order to terminate this Rider, we have the right to require return of this Rider and the Policy to which it is attached for endorsement.

This Rider also terminates on the earliest of the following dates:

1.	The date the Policy to which this Rider is attached terminates; and

2.	the Policy Anniversary on which the Insured reaches Attained Age 65 provided this will not bar any valid claim arising from a Disability that began before such date.

Secretary	President

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WAIVER OF MONTHLY DEDUCTIONS RIDER

FACTORS FOR WAIVER OF MONTHLY DEDUCTIONS

ATTAINED AGE	Factors (Male & Female)	ATTAINED AGE	Factors (Male & Female)
15	0.0850	40	0.0850
16	0.0850	41	0.0850
17	0.0850	42	0.0850
18	0.0850	43	0.0850
19	0.0850	44	0.0850
20	0.0850	45	0.0850
21	0.0850	46	0.0880
22	0.0850	47	0.0910
23	0.0850	48	0.0940
24	0.0850	49	0.0970
25	0.0850	50	0.1000
26	0.0850	51	0.1175
27	0.0850	52	0.1350
28	0.0850	53	0.1525
29	0.0850	54	0.1700
30	0.0850	55	0.1875
31	0.0850	56	0.2119
32	0.0850	57	0.2363
33	0.0850	58	0.2606
34	0.0850	59	0.2850
35	0.0850	*60	0.1100
36	0.0850	*61	0.1050
37	0.0850	*62	0.1000
38	0.0850	*63	0.0925
39	0.0850	*64	0.1075

The factors shown are for a standard premium class. If this Rider is issued in a substandard premium class, the factors will be a multiple of the standard factor.

*	Issue Ages for this Rider are 21-59.

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